SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENTS

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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EXULT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXULT, INC.

121 Innovation Drive, Suite 200

Irvine, California 92612

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, MAY 7, 2003

The 2003 annual meeting of stockholders of Exult, Inc., a Delaware corporation (the “Company”), will be held at the Sutton Place Hotel, 4500 MacArthur Blvd., Newport Beach, California on May 7, 2003 at 9:00 a.m. local time, to consider and act upon the following matters:

1.	To elect four Class 3 directors of the Company to serve for the ensuing three years;

2.	To ratify the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 2003; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Company’s Board of Directors has fixed the close of business on March 15, 2003 as the record date for determining stockholders entitled to notice of the annual meeting and to vote at the annual meeting or any adjournment thereof. A proxy statement is enclosed; please read it carefully. Proxies are being solicited by the Board of Directors of the Company.

All stockholders are cordially invited to attend the meeting. You are urged to sign, date and complete the enclosed proxy card and return it promptly in the enclosed envelope even if you plan to attend the meeting. If you attend the meeting and wish to vote your shares in person, you may do so even if you have signed and returned your proxy card.

By the order of the Board of Directors

Brian W. Copple

Secretary

Irvine, California

April 9, 2003

EXULT, INC.

121 Innovation Drive, Suite 200

Irvine, California 92612

(949) 856-8800

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, MAY 7, 2003

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Exult, Inc., a Delaware corporation (the “Company”), for use at the 2003 annual meeting of stockholders to be held at the Sutton Place Hotel, 4500 MacArthur Blvd., Newport Beach, California, on Wednesday, May 7, 2003, at 9:00 a.m., local time and at any postponements and adjournments thereof. This proxy statement and the accompanying proxy card will be first mailed to the Company’s stockholders on or about April 9, 2003.

The expense of preparing, assembling, and mailing these proxy materials and the cost of soliciting proxies will be paid by the Company. The Company will pay brokers or other persons holding stock in their names or the names of their nominees for the reasonable expenses of forwarding soliciting material to their principals. Proxies may be solicited in person or by telephone, telefax or other electronic means by personnel of the Company, who will not receive any additional compensation for such solicitation.

VOTING

The close of business on March 15, 2003 is the record date for the determination of stockholders entitled to notice of the meeting and to vote at the meeting. On that date there were 106,530,219 shares of the Company’s common stock outstanding. Each share is entitled to one vote on any matter that may be presented for consideration and action by the stockholders at the meeting. The holders of a majority of the shares of common stock outstanding on the record date and entitled to be voted at the meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the meeting and any adjournments and postponements thereof. Affiliates of General Atlantic Partners, LLC and the Company’s Chief Executive Officer together own more than 50% of the Company’s outstanding Common Stock and accordingly will be able to elect the nominees for director named by the Board of Directors, and to determine whether any other proposals brought before the meeting for stockholder action are approved.

Shares abstained or subject to a broker non-vote are counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business. For any proposals other than the election of directors, abstentions are counted in tabulations of the votes cast on a proposal presented to stockholders and generally have the same effect as a vote against the proposal, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. With regard to the election of directors, votes may be cast in favor of the director or withheld. Because directors are elected by plurality, abstentions from voting and broker non-votes will be excluded from the vote and will have no effect on its outcome. If a quorum is present at the meeting, the nominees receiving the greatest number of votes (up to four directors) will be elected.

Each properly submitted proxy will be voted in accordance with the stockholder’s instructions contained therein. Any proxy that is signed and returned by a stockholder without specifying a vote will be voted in favor of the election of each of the nominees named in this proxy statement and for the ratification of the Company’s independent auditors as described in this proxy statement.

In addition, the persons acting as proxies will cast their votes in their discretion for any additional matters that are properly brought up for consideration at the meeting. Any stockholder who submits a proxy may revoke it at any time before it is voted at the meeting by submitting a written notice of revocation to the Secretary of the Company or by filing with the Company a valid proxy bearing a later date. A proxy will not be voted if the stockholder who submitted it attends the meeting and elects to vote in person.

STOCKHOLDER PROPOSALS

Pursuant to the Company’s bylaws, only such business shall be conducted, and only such nominations and proposals shall be acted upon at the annual meeting of stockholders as are properly brought before the meeting. For nominations or business to be properly brought before the annual meeting by a stockholder, in addition to any other applicable requirements, timely notice of the matter must first be given to the Secretary of the Company. To be timely, a stockholder’s written notice must be delivered to the Secretary of the Company at the Company’s principal executive offices no later than the 90th day and no earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary, to be timely, notice by the stockholder must be delivered or received no later than the close of business on the tenth day following the earlier of the date of the first public announcement of the date of such meeting and the date on which such notice of the scheduled meeting was mailed.

Pursuant to the rules and regulations promulgated by the Securities and Exchange Commission, stockholders who wish to have nominations or proposals for action at the Company’s 2004 annual meeting of stockholders considered for inclusion in next year’s proxy statement and form of proxy must cause their nominations or proposals to be received in writing by the Company at its address set forth on the first page of this proxy statement no later than December 11, 2003. Such nominations or proposals should be addressed to the Company’s Secretary.

Any notice to the Secretary regarding a stockholder proposal must include as to each matter the stockholder proposes to bring before the meeting: (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the Company’s books, of the stockholder proposing such business and any stockholders known by such stockholder to be supporting such proposal, (c) the class and number of shares of the Company’s stock that are beneficially owned by the stockholder and by any other stockholder known by such stockholder to be supporting such matter on the date of such stockholder notice, and (d) any material interest of the stockholder in such business. Any notice to the Secretary regarding a nomination for the election of directors must include: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated, (b) the class and number of shares of the Company’s stock that are beneficially owned by the stockholder and a representation that such stockholder intends to appear in person or by proxy at the meeting and nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such persons) pursuant to which the nomination or nominations are to be made by the stockholder, (d) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board, and (e) the consent of each nominee to serve as a director of the Company if so elected. Nothing in this section shall be deemed to require the Company to include in its proxy statement or the proxy relating to any annual meeting any stockholder proposal that does not meet all of the foregoing requirements and any requirements for inclusion established by the Securities and Exchange Commission.

ITEM I

ELECTION OF DIRECTORS

The Company’s bylaws provide for division of the Board of Directors into three classes, with each class consisting of approximately one-third of the total number of directors and serving a staggered three-year term. The Company currently has three Class 1 directors, three Class 2 directors, and four Class 3 directors, whose terms will expire, respectively, at the 2004, 2005, and 2003 annual meetings of stockholders (in all cases subject to the election/appointment and qualification of their successors or their earlier death, resignation, or removal). At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms then expire. The Class 3 directors elected at the 2003 annual meeting of stockholders will serve until the 2006 annual meeting of stockholders (subject to the election/appointment and qualification of their successors or their earlier death, resignation, or removal).

The persons named in the enclosed proxy will vote to elect J. Michael Cline, Steven A. Denning, James C. Madden, V, and Karl M. von der Heyden as Class 3 directors, unless the authority to vote for their election is withheld by marking the proxy card to that effect. Messrs. Cline, Denning, Madden and von der Heyden are currently Class 3 directors and have indicated their willingness to serve if elected. However, if they are unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the Board of Directors. Proxies cannot be voted for a greater number of persons than the number of nominees named.

The following sets forth, for the Class 3 nominees and for each director whose term continues after the annual meeting, his name and age, his principal occupation and business experience, the names of any other public companies for which he is a director, the year he became a director of the Company, and the year his current term as a director of the Company will expire.

DIRECTOR NOMINEES

Nominees for Class 3 Directors – New Term to Expire 2006:

J. Michael Cline, 43, has been the Managing Partner of Accretive Technology Partners, LLC, a private investment company focused on building market leaders in the software, IT services and business process outsourcing markets, since December 1, 1999. From 1989 to 1999, Mr. Cline served as a Managing Member of General Atlantic Partners, LLC. From 1986 to 1989, Mr. Cline helped found AMC, a software company that was later sold to Legent Corporation. Prior to AMC, Mr. Cline was an associate at McKinsey & Company. Mr. Cline currently serves as a director of Manugistics Group, Inc. and FirePond, Inc., as well as a number of private technology companies. Mr. Cline is also a Trustee of the Wildlife Conservation Society. Mr. Cline received an M.B.A. degree from Harvard Business School and a B.S. degree from Cornell University. Mr. Cline was elected to the Board in 1998, served as Chairman until February 2000, and is chairman of the Compensation Committee and a member of the Nominating & Governance Committee.

Steven A. Denning, 54, is currently the Executive Managing Member of General Atlantic Partners, LLC, a private equity investment firm focused exclusively on investing in information technology, process outsourcing and communications businesses on a global basis. He has been with General Atlantic (or its predecessor) since 1980. Mr. Denning is a director of Eclipsys Corporation, SRA International, Inc., The Thomson Corporation, and a number of private information technology companies in which investment entities affiliated with General Atlantic are investors. Mr. Denning received an M.B.A. degree from the Stanford Graduate School of Business, an M.S. degree from the Naval Graduate School in

Monterey, California and a B.S. degree from the Georgia Institute of Technology. Mr. Denning was elected to the Board in 1998 and is a member of the Compensation Committee and chairman of the Nominating & Governance Committee. Mr. Denning was appointed Lead Director in January 2003.

James C. Madden, V, 41, has been our President and Chief Executive Officer since November 1998 and the Chairman of the Board since February 2000. Mr. Madden served as the Corporate Chief Financial Officer at MCI Systemhouse, the outsourcing unit of MCI, from June 1997 to November 1998. From June 1995 to June 1997, Mr. Madden served as the President of the United States and Latin American Divisions, and from January 1994 to June 1995, he was the General Manager of MCI Systemhouse’s Pacific Region. He first joined MCI Systemhouse in 1993 as Vice President and Managing Director of the Los Angeles office. Prior to joining MCI Systemhouse, Mr. Madden was a Principal at Booz-Allen & Hamilton from 1991 to 1993. Mr. Madden began his career with Andersen Consulting, where he created and led Andersen’s first outsourcing practice on the west coast. Mr. Madden received his B.B.A. degree in Finance and B.A. degree in Geology from Southern Methodist University. Mr. Madden was elected to the Board in 1998.

Karl M. von der Heyden, 66, joined our Board of Directors in February 2003. Mr. von der Heyden served as the Vice Chairman of the Board of Directors of PepsiCo from September 1996 to February 2001. Mr. von der Heyden also served as PepsiCo’s CFO from September 1996 to February 1998. Prior to that, he held various senior management positions at H.J. Heinz and RJR Nabisco, where he ultimately served as Co-Chairman and Chief Executive Officer. Mr. von der Heyden also serves on the Board of Directors for Federated Department Stores, ARAMARK and AstraZeneca PLC, and is a member of the Board of Trustees for Duke University and The American Academy in Berlin. A native of Germany, Mr. von der Heyden graduated from Duke University in 1962 and holds an MBA from the Wharton School of Business at the University of Pennsylvania. Mr. von der Heyden is a member of the Audit & Finance Committee.

CONTINUING DIRECTORS

Class 1 Directors – Term Expires 2004:

Mark F. Dzialga, 38, is currently a managing member of General Atlantic Partners, LLC, a private equity investment firm focused exclusively on investing in information technology, process outsourcing and communications businesses on a global basis. He has been with General Atlantic Partners LLC since July 1998. Mr. Dzialga is a director of several private information technology companies in which investment entities affiliated with General Atlantic are investors. From 1990 to 1998, Mr. Dzialga was with Goldman, Sachs & Co., most recently as the co-head of the Merger Technology Group. Mr. Dzialga received an M.B.A. degree from the Columbia University School of Business and a B.S. degree in Accounting from Canisius College. Mr. Dzialga was elected to the Board in 2000.

Michael A. Miles, 63, is the former Chairman of the Board and Chief Executive Officer of Philip Morris Companies Inc., having served in that position from September 1991 to July 1994. Prior to assuming that position, Mr. Miles was Vice Chairman and a member of the Board of Directors of Philip Morris Companies Inc. and Chairman and Chief Executive Officer of Kraft Foods, Inc., positions he held from December 1989. Mr. Miles also is a Special Limited Partner in the investment firm of Forstmann Little & Co. He is also a member of the boards of directors of The Allstate Corporation, AMR Corporation, AOL Time Warner Inc., Dell Computer Corporation, Morgan Stanley, Sears, Roebuck and Co., and Community Health Systems. Mr. Miles was elected to the Board in 1999 and is a member of the Audit & Finance Committee and the Nominating & Governance Committee.

Thomas J. Neff, 65, has been the Chairman of Spencer Stuart, U.S., an executive search consulting firm, since October 1996, and has been employed with Spencer Stuart since 1976, including as President from 1979 until October 1996. Before joining Spencer Stuart, he was a principal with Booz, Allen & Hamilton, Inc. from 1974 to 1976, served as President of Hospital Data Sciences, Inc. from 1969 to 1974, and held a senior marketing position with TWA from 1966 to 1969. Earlier he was a management consultant with McKinsey & Company in New York and Australia. Mr. Neff is a director of ACE Limited and the Lord Abbett Mutual Funds. Mr. Neff received his M.B.A. degree from Lehigh University and a B.S. in Industrial Engineering from Lafayette College. Mr. Neff was elected to the Board in 2000 and is a member of the Compensation Committee and the Nominating & Governance Committee.

Class 2 Directors—Term Expires 2005:

John R. Oltman, 58, has served as the President of JRO Consulting Inc. since 1995, in which role he serves as director, advisor and investor in leading technology companies and investment firms. From February 1996 through August 1997, Mr. Oltman served as Chairman and senior member of the Executive Committee of TSW International, a global leader in asset care software and services. From June 1991 to November 1995, Mr. Oltman served as the Chairman and Chief Executive Officer of SHL Systemhouse, a large provider of client/server systems integration and technology outsourcing. Before joining SHL Systemhouse, Mr. Oltman was the worldwide managing partner responsible for systems integration and outsourcing services for Andersen Consulting. Mr. Oltman serves as Chairman and CEO of Seurat Company, director of Lante Corporation and Evolve Software, Inc., and prior to its recent sale, as a director of Premier Systems Integrators, Inc. Mr. Oltman received a B.S. degree from University of Illinois and an M.B.A. degree from Northwestern University’s Kellogg School of Management. Mr. Oltman was elected to the Board in 1999 and is chairman of the Audit & Finance Committee.

A. Michael Spence, 59, has served as a partner of Oak Hill Venture Partners, a venture capital firm, since September 2000. Dr. Spence served as Dean of the Graduate School of Business at Stanford University from July 1990 until August 1999, and as a professor at the Graduate School of Business from August 1999 to August 2000. From 1975 to 1990, Dr. Spence served as a Professor of Economics and Business Administration at Harvard University. From 1984 to 1990, Dr. Spence served as the Dean of the Faculty of Arts and Sciences at Harvard University. In 1983, he was named Chairman of the Department of Economics and Business Administration at Harvard University. From 1973 to 1975, Dr. Spence served as an Associate Professor of Economics at Stanford University. Dr. Spence currently serves on the Boards of Directors of Siebel Systems, Inc., General Mills, Inc., Nike, Inc., and Torstar. Dr. Spence has a B.A. degree from Princeton University, a B.S. degree and an M.A. degree from Oxford University and a Ph.D. in Economics from Harvard University. Dr. Spence was the co-recipient of the 2001 Nobel Prize in Economic Sciences. Dr. Spence was elected to the Board in 1999 and is a member of the Nominating & Governance Committee.

Russell P. Fradin, 47, joined our Board of Directors in July, 2002. Since 1996, Mr. Fradin has served in various capacities with Automatic Data Processing, Inc., a provider of computerized business services, most recently as President of Employer Services. Prior to joining ADP, Mr. Fradin was senior partner of McKinsey & Company, a management consulting firm, and was associated with that firm for 18 years. Mr. Fradin holds a B.S. degree in Economics and Finance from the University of Pennsylvania, and an M.B.A. degree from Harvard Business School. He is also director of Veridian Corporation. Mr. Fradin is a member of the Audit & Finance Committee.

Meetings and Committees of the Board of Directors

The Board of Directors has an Audit & Finance Committee, a Compensation Committee and a Nominating & Governance Committee. The Board of Directors has adopted a written charter for each committee. The charter of the Audit & Finance Committee was attached as an appendix to the Company’s 2001 proxy statement.

During 2002, the Board of Directors met six times and took action two times by written consent in lieu of a meeting. The Audit & Finance Committee met 11 times. The Compensation Committee met five times and took action one time by written consent in lieu of a meeting. The Nominating & Governance Committee met four times in 2002. Each of the directors attended 75% or more of the meetings of the Board of Directors and the committees on which he served, except that Dr. Spence attended two of the six Board of Directors meetings and Mr. Fradin attended two of the three Board of Directors meetings held after his appointment to the Board in July 2003. Dr. Spence received the Nobel Prize in Economics in December 2001 and as a result, had numerous duties for the duration of 2002 that conflicted with the Company’s board meetings. Dr. Spence and the Company will monitor this situation in 2003 and make appropriate decisions.

Audit & Finance Committee—The Audit & Finance Committee consists of Messrs. Oltman, Fradin, Miles, and von der Heyden. The Board of Directors has determined that all members of the Audit & Finance Committee are “independent” directors under the National Association of Securities Dealers’ listing standards applicable to the Company.

The Audit & Finance Committee is directly responsible for selecting and overseeing the Company’s outside auditor, evaluating the independence of such outside auditor, and reviewing the Company’s financial statements and the results of its outside auditor’s reports. The Audit & Finance Committee also assists the Board of Directors with its responsibilities as related to the accounting, reporting and financial practices of the Company and reviews the Company’s internal controls, accounting and audit activities, and financial policies in general.

Compensation Committee—The Compensation Committee consists of Messrs. Cline, Denning and Neff. The Compensation Committee reviews and makes recommendations to the Board of Directors on matters relating to director and employee compensation and benefits, and reviews and approves salaries, benefits, bonuses and equity incentives for executive officers. The Compensation Committee also administers the Company’s equity incentive plans.

Nominating & Governance Committee—The Nominating & Governance Committee consists of Messrs. Denning, Cline, Miles, Neff and Spence. The Nominating & Governance Committee identifies, screens and recommends candidates to serve as directors of the Company and maintains oversight of the operation and effectiveness of the Board of Directors, as well as certain corporate governance functions. The Nominating & Governance Committee will consider nominees for director recommended by stockholders if the procedures described in “Stockholder Proposals” are followed.

Compensation Committee Interlocks and Insider Participation

Messrs. Cline, Denning and Neff are not current or former officers or employees of Exult, Inc. or any of its subsidiaries, except that Mr. Cline served as Chairman of the Board for the first 14 months after the Company’s formation. There are no Compensation Committee interlocks between Exult, Inc. and other entities involving Exult’s executive officers and board members who serve as executive officers or board members of the other entities.

Compensation of Directors

To date, the Company’s directors have been compensated for their service on the Company’s Board of Directors solely through grants to them of options to purchase shares of the Company’s common stock. Directors receive no cash compensation for serving on the Board of Directors or any board committee. However, directors are reimbursed for expenses incurred in attending board and committee meetings. The Board of Directors typically authorizes a grant of stock options to each newly appointed director, with the number of shares subject to those options determined in the board’s discretion at the time of grant based upon various factors, including the market value of the Company’s common stock, the state of the Company’s business, market conditions, director compensation at comparable companies, option levels for other directors of the Company, and any other compensation that may then be payable by the Company to its directors. Following their initial option grants, directors receive additional stock options during their tenure. On the date of each annual stockholders’ meeting, each non-employee director who has served as a director for at least 180 days and is to continue as a non-employee director following that meeting automatically receives an option to purchase up to 10,000 shares of common stock. In addition to these automatic annual grants, the Board of Directors may authorize discretionary stock option grants for directors from time to time, based on various factors, including those listed above, as well as Company performance. In January 2002, each non-employee director received a discretionary grant of options to purchase 15,000 shares of common stock and in August 2002, each member of the Audit & Finance Committee received a discretionary grant of options to purchase 5,000 shares of common stock, except that the grant to the chairman of the Audit & Finance Committee was for 15,000 shares.

All stock options previously issued to directors have an exercise price equal to the fair market value of the Common Stock on the date of grant and vest with respect to 25% of the underlying shares on the first anniversary of the date of grant, and with respect to the balance of the underlying shares in 36 equal monthly installments thereafter, subject to continued service. No other arrangement exists pursuant to which any director of the Company was compensated during the Company’s last fiscal year for any service provided as a director. In the future, the Company may consider other forms of director compensation, including cash fees.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of the nominees listed above.

ITEM 2

RATIFICATION OF INDEPENDENT AUDITORS

The Company’s Audit & Finance Committee has appointed the independent public accounting firm of KPMG LLP, the Company’s independent auditors for the 2002 fiscal year, to serve in the same capacity for the fiscal year ending December 31, 2003, and is asking stockholders to ratify this appointment. A representative of KPMG LLP is expected to be present at the 2003 annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. In the event the stockholders fail to ratify the appointment of KPMG LLP as the Company’s independent auditors, the Audit & Finance Committee may reconsider its selection. Even if the selection is ratified, the Audit & Finance Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it believes that such a change would be in the best interests of the Company and its stockholders.

FEES PAID TO INDEPENDENT AUDITORS

In May 2002, the Company’s Audit & Finance Committee approved the appointment of KPMG LLP to replace Arthur Andersen LLP as the Company’s independent auditors. During the 2001 fiscal year, and during the period from January 1, 2002 until Arthur Andersen’s dismissal, there were no disagreements with Arthur Andersen within the meaning of Item 304 of Regulation S-K on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen’s satisfaction, would have caused Arthur Andersen to make reference to the subject matter of the disagreements in connection with its reports on the Company’s financial statements for the 2001 fiscal year. Set forth below are the aggregate fees billed for professional services rendered to the Company by KPMG LLP, its independent auditors for fiscal 2002.

Audit Fees	$285,500
Financial Information Systems Design and Implementation Fees	$0
All Other Fees (primarily U.S. and foreign tax consulting and planning)	$45,468

The amounts reflected above do not include $116,575 for Audit Fees and $2,168 for All Other Fees paid to Arthur Andersen LLP in 2002, and $319,337 for Audit Fees and $36,334 for All Other Fees (primarily design and implementation fees for U.K.-based compensation programs) paid to Arthur Andersen LLP in 2001.

Compatibility with Independence

The Audit & Finance Committee of the Board of Directors has considered whether the provision by KPMG LLP of the services covered under the heading “All Other Fees” above is compatible with maintaining KPMG LLP’s independence.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of KPMG LLP to serve as the Company’s independent auditors for the fiscal year ending December 31, 2003.

OTHER BUSINESS

As of the date of this proxy statement, management of the Company was not aware of any matters to be presented at the 2003 annual meeting other than as set forth herein. However, if any other matters are properly brought before the 2003 annual meeting, the shares represented by valid proxies will be voted with respect to such matters in the discretion of the designated proxies. An affirmative vote of a majority of shares present in person or represented by proxy at the 2003 annual meeting is necessary to approve any such matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Common Stock of the Company as of March 15, 2003 by: (i) each person known by the Company to own beneficially more than 5% of the Company’s outstanding shares of Common Stock, (ii) each director of the Company, (iii) the Company’s Chief Executive Officer and the Company’s four other most highly compensated executive officers during 2002, and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, and subject to applicable community property laws, each stockholder listed below has sole voting power and sole investment power with respect to shares shown as owned by such stockholder. Information as to beneficial ownership is based upon statements furnished to the Company by such persons.

Name and Address of Beneficial Owners(1)	Shares (#)	Percent Owned(2)
Partnerships Affiliated with General Atlantic Partners, LLC(3)	48,872,396	45.9%
Bank of America Corporation(4)	6,166,078	5.8
T. Rowe Price Associates, Inc.(5)	6,047,600	5.7
BP International Limited	5,867,892	5.5
J. Michael Cline(6)	695,000	*
Steven A. Denning(3)(7)	48,992,396	45.9
Mark Dzialga(3)(8)	48,997,396	45.9
Russell P. Fradin(9)	107,000	*
Michael A. Miles(10)	242,195	*
Thomas J. Neff(11)	295,000	*
John R. Oltman(12)	293,150	*
A. Michael Spence(13)	247,695	*
Karl M. von der Heyden(14)	55,000	*
James C. Madden, V(15)	8,283,785	7.7
Kevin M. Campbell(16)	1,914,656	1.8
Michael F. Henn(17)	563,936	*
Stephen M. Unterberger(18)	2,395,765	2.2
Richard H. Jones(19)	456,428	*
All directors and executive officers as a group (19 persons) (20)	65,392,880	57.2

*	Less than one percent.

(1)	The address for each of the officers and directors (other than Messrs. Denning and Dzialga) is 121 Innovation Drive, Suite 200, Irvine, California 92612. The address for Messrs. Denning and Dzialga and General Atlantic Partners, LLC and its affiliated partnerships is c/o General Atlantic Service Corporation, 3 Pickwick Plaza, Greenwich, Connecticut 06830. The address for BP International Limited is Britannic House, One Finsbury Circus, London England EC2M 7BA. The address for Bank of America Corporation is 100 North Tryon Street, Charlotte, North Carolina 28255. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(2)	Applicable percentage of ownership is based on 106,530,219 shares of Common Stock outstanding as of March 15, 2003, together with applicable stock options and warrants, if any, for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Shares of

Common Stock subject to options and warrants exercisable within 60 days after March 15, 2003 are deemed outstanding for computing the percentage of ownership of the person holding such stock options or warrants, and for all directors and executive officers as a group, but are not deemed outstanding for computing the percentage of any other person. All stock options issued to non-employee directors and some options issued to officers are exercisable for restricted shares prior to vesting.

(3)	Includes 48,872,396 shares held by the following General Atlantic partnerships: 23,309,812 shares held by General Atlantic Partners 54, L.P.; 5,576,766 shares held by General Atlantic Partners 57, L.P.; 10,901,035 shares held by General Atlantic Partners 60, L.P.; 3,879,024 shares held by GAP Coinvestment Partners, L.P.; and 5,205,759 shares held by GAP Coinvestment Partners II, L.P. Each of Messrs. Denning and Dzialga is a director of Exult, a managing member of General Atlantic Partners, LLC, and a general partner of each of GAP Coinvestment Partners, L.P. and GAP Coinvestment Partners II, L.P. General Atlantic Partners, LLC is the general partner of General Atlantic Partners 54, L.P., General Atlantic Partners 57, L.P., and General Atlantic Partners 60, L.P. The general partners of GAP Coinvestment Partners, L.P. and GAP Coinvestment Partners II, L.P. are also managing members of General Atlantic Partners, LLC. Each of Messrs. Denning and Dzialga disclaims beneficial ownership of the shares held by the General Atlantic partnerships, except to the extent of his pecuniary interest therein.

(4)	Includes a warrant to purchase up to 2,500,000 shares of Common Stock.

(5)	These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (Price Associates) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(6)	Includes 145,000 shares subject to immediately exercisable options.

(7)	Includes 120,000 shares subject to immediately exercisable options.

(8)	Includes 125,000 shares subject to immediately exercisable options.

(9)	Includes 105,000 shares subject to immediately exercisable options.

(10)	Includes 242,195 shares subject to immediately exercisable options.

(11)	Includes 295,000 shares subject to immediately exercisable options.

(12)	Includes 135,000 shares subject to immediately exercisable options. Shares and options are owned by JRO Consulting, Inc., which is affiliated with Mr. Oltman.

(13)	Includes 10,500 shares owned by trusts for which Dr. Spence is trustee and 120,000 shares subject to immediately exercisable options.

(14)	Includes 55,000 shares subject to immediately exercisable options.

(15)	Includes 1,047,279 shares subject to options exercisable within 60 days of March 15, 2003.

(16)	Includes 1,364,656 shares subject to options exercisable within 60 days of March 15, 2003.

(17)	Includes 563,936 shares subject to options exercisable within 60 days of March 15, 2003.

(18)	Includes 2,395,765 shares subject to options exercisable within 60 days of March 15, 2003.

(19)	Includes 456,428 shares subject to options exercisable within 60 days of March 15, 2003.

(20)	Includes 7,796,050 shares subject to options exercisable within 60 days of March 15, 2003.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the fiscal year 2002 compensation for the Company’s Chief Executive Officer, and for each of the other four most highly compensated persons acting as executive officers of the Company and its subsidiaries as of December 31, 2002 (the “Named Executive Officers”).

			Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year		Salary	Bonus	Other Annual Compensation (5)	Restricted Stock Award(s)($)		Shares Underlying Options(#)		All Other Compensation
James C. Madden	2002		$450,000	$343,750	$5,018	—		363,787		$5,500	(7)
Chief Executive	2001		$450,000	$225,000	$16,307	—		—		$4,154	(7)
Officer	2000		$450,000	—	$25,273	—		74,450		$5,054	(7)

Kevin M. Campbell	2002		$450,000	$1,433,798	—	$1,639,000	(6)	188,787	(6)	—
Chief Operating	2001		$426,923	$225,000	$2,508	—		523,333		—
Officer	2000	(1)	$236,923	—	—	—		1,850,000		$100,000	(8)

Michael F. Henn	2002		$300,000	$111,250	$30,000	—		145,812		$5,500	(7)
Chief Financial Officer	2001	(2)	$225,000	$150,000	$5,426	—		750,000		—
	—		—	—	—	—		—		—

Stephen M. Unterberger	2002		$400,000	—	$8,651	—		285,317		—
Executive Vice	2001		$400,000	$200,000	$6,125	—		—		—
President, Business	2000		$397,847	—	$26,671	—		68,200		$85,347	(8)
Model Operations
Richard H. Jones	2002		£257,758	£100,000	£12,000	—		480,597		£24,682	(9)
Operations President,	2001		£250,000	£125,000	£12,000	—		5,000		£5,625	(9)
Exult Ltd.(4)	2000	(3)	£83,333	£20,927	£4,000	—		500,000		£7,500	(9)

(1)	Mr. Campbell joined the Company in May, 2000.
(2)	Mr. Henn joined the Company in April, 2001.
(3)	Mr. Jones joined the Company in September, 2000.
(4)	Amounts for Mr. Jones were paid in British Pounds Sterling. As of April 4, 2003, the published exchange rate for British Pounds Sterling to U.S. Dollars was £1 = $1.562.
(5)	Except for Mr. Jones, reflects company benefit for insurance, medical, financial planning and other life planning purposes, together with income tax gross-up thereon. Reflects car allowance for Mr. Jones.
(6)	Restricted stock award represents 550,000 shares that vest over 10 quarterly installments, as discussed in more detail on page 15, under “Kevin Campbell Arrangements.” As of December 31, 2002, the aggregate market value of such shares was $1,749,000. In connection with the issuance of such restricted stock award in 2002, Mr. Campbell agreed to cancel options to purchase 500,000 shares of common stock previously granted. The cancellation of such options is not reflected in the number reported under “Shares Underlying Options” for 2002.
(7)	401(k) plan matching contributions.
(8)	Relocation expenses, including tax gross-up.

(9)	Pension allowance.

Option Grants in Last Fiscal Year

The following table provides information regarding stock options granted to the Named Executive Officers during 2002.

	Individual Grants							Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation For Option Term ($)(5)
	Number of Securities Underlying Options		% of Total Options Granted to Employees in		Exercise Price		Expiration
Name	Granted		Fiscal Year (1)		Per Share ($)		Date(2)	5%		10%

James C. Madden, V	188,787 100,000 75,000	(3) (4)	2.25 1.19 0.89	% % %	$ $ $	8.74 8.74 2.98	1/29/2012 1/29/2012 12/23/2012	$ $ $	1,037,675 549,654 140,558	$ $ $	2,629,672 1,392,931 356,201

Kevin M. Campbell	188,787 75,000	(3) (4)	2.25 0.89	% %	$ $	8.74 2.98	1/29/2012 12/23/2012	$ $	1,037,675 140,558	$ $	2,629,672 356,201

Stephen M. Unterberger	25,000 68,650 125,000 66,667	(3) (4)	0.30 0.82 1.49 0.79	% % % %	$ $ $ $	8.74 8.74 2.66 2.98	1/29/2012 1/29/2012 8/2/2012 12/23/2012	$ $ $ $	137,414 377,339 209,108 124,941	$ $ $ $	348,233 956,247 529,919 316,625

Richard H. Jones	200,000 63,930 100,000 50,000 66,667	(3) (4)	2.38 0.76 1.19 0.59 0.79	% % % % %	$ $ $ $ $	8.74 8.74 2.66 2.83 2.98	1/29/2012 1/29/2012 8/2/2012 11/18/2012 12/23/2012	$ $ $ $ $	1,099,308 351,394 167,286 88,989 124,941	$ $ $ $ $	2,785,862 890,501 423,935 225,515 316,625

Michael F. Henn	60,000 85,812	(3)	0.71 1.02	% %	$ $	8.74 8.74	1/29/2012 1/29/2012	$ $	329,792 471,669	$ $	835,759 1,195,302

(1)	Based upon 8,405,000 total shares underlying all stock options granted in 2002.

(2)	All options disclosed above were granted for ten-year terms pursuant to the Company’s Equity Incentive Plan and except as set forth in notes (3) and (4) below, vest and become exercisable with respect to 25% of the option shares on the first anniversary of the grant date and the balance of the option shares in 36 equal consecutive monthly installments thereafter.

(3)	Option became exercisable and fully vested on the first anniversary of the grant date.

(4)	Option vests and becomes exercisable as set forth in note (2) above, except that unvested shares as of December 31, 2003 are subject to acceleration if the Company achieves certain performance objectives.

(5)	The potential realizable values listed are based on an assumption that the market price of the Company’s Common Stock appreciates at the stated rate, compounded annually, from the date of grant to the expiration date. The 5% and 10% assumed rates of appreciation are determined by the rules of the Securities and Exchange Commission and do not represent the Company’s estimate of the future market value of its common stock. Actual gains, if any, are dependent on the future market price of the Company’s common stock.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth the number of shares acquired on exercise of stock options and the aggregate gains realized on exercise during 2002 by the Named Executive Officers. This table also sets forth the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 2002, and the aggregate gains that would have been realized had these options been exercised on that date.

	Shares Acquired on Exercise (#)(2)	Value Realized($)(3)	Number of Securities Underlying Unexercised Options at FY End (#)		Value of Unexercised In-the-Money Options at FY End ($)(1)
Name			Exercisable(4)	Unexercisable	Exercisable(4)	Unexercisable
James C. Madden, V	100,000	$796,000	769,101	454,736	1,103,369	141,495
Kevin M. Campbell	0	n/a	1,124,202	887,311	0	15,000
Richard H. Jones	0	n/a	343,408	642,189	0	82,833
Michael F. Henn	0	n/a	286,458	609,354	0	0
Stephen M. Unterberger	245,000	$1,423,430	2,239,776	276,866	6,312,751	169,279

(1)	These amounts represent the difference between the exercise price of the in-the-money options and the market price of the Company’s Common Stock on December 31, 2002 (the last trading day of 2002). The closing price per share of the Company’s Common Stock on that day on The Nasdaq National Market was $3.18. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

(2)	Shares acquired upon exercise of stock options in 2002.

(3)	Calculated as the difference between the option exercise price and the fair market value of the Company’s Common Stock on the date of exercise, for each share acquired upon exercise.

(4)	Numbers of shares and value computations for “exercisable” options include options issued under the Company’s 1999 Stock Option/Stock Issuance Plan that are exercisable before vesting. Unvested shares may not be sold.

Employment Contracts and Termination of Employment and Change of Control Arrangements

The Company is party to an Employment Agreement, a Severance Agreement and a Stock Option Addendum with each of Messrs. Madden, Campbell, Henn and Unterberger, and is a party to an employment restructuring and restricted stock arrangement with Mr. Campbell, and an Offer Letter and a Bonus Agreement with Mr. Jones. The terms and conditions of each such agreement are described below. The Company is also a party to additional agreements with Messrs. Campbell and Jones as described in “Certain Relationships and Related Transactions.”

Employment Agreements. Each of the employment agreements provides for at-will employment with a base salary of $450,000 for Mr. Madden, $450,000 for Mr. Campbell, $400,000 for Mr. Unterberger and $300,000 for Mr. Henn. The base salary may be increased or decreased in the Company’s discretion, provided that some decreases would entitle the executive to resign with Good Reason under his Severance Agreement. The employment agreements provide that executive incentive compensation programs are subject to the Company’s discretion. Other benefits provided for in the employment agreements include eligibility to participate in insurance programs, and a death benefit of one year’s salary and a minimum disability benefit of 180 days’ salary if those benefits are not provided through insurance provided by the Company.

Severance Agreements. Each of the severance agreements provides severance benefits if either the Company terminates the executive’s employment without Cause or the executive resigns with Good Reason. Severance benefits include one year’s salary, one year’s bonus (equal to at least half of annual salary), reimbursement for COBRA premiums for one year for the executive and his eligible dependents, and one year’s option vesting, except that Mr. Campbell’s cash severance benefit is $300,000. The severance agreements also permit the Company to designate competitors for which the executive may not work for one year. The severance agreements further provide that the Company will be entitled to cease severance payments to the executive, recover cash severance payments made to executive under the agreement, cancel any unexercised stock options that vested pursuant to the agreement, and rescind any exercise of stock options that vested pursuant to the severance agreement if, at any time before the third anniversary of the termination of executive’s employment, the executive materially breaches any contractual, legal or fiduciary obligation to the Company and fails to cure such breach within the cure period or disparages in any material way the Company or certain specified individuals and entities. “Cause” for termination by the Company is generally defined to include violation of Company policies or legal or contractual duties to the Company, or willful misconduct, gross negligence, or refusal to perform duties. “Good Reason” for resignation by the executive is generally defined to include the resignation by the executive in connection with material uncured breach by the Company of the executive’s employment agreement or other legal duties to the executive, significant relocation, diminution of responsibilities, reduction of salary by more than 15% in any 365-day period, or below specified levels, or reduction of bonus participation disproportionately to other executives. The benefits provided to executive under the severance agreements are contingent upon the executive’s execution and delivery to the Company of a release of claims.

Stock Option Addenda. Each Stock Option Addendum provides for the immediate vesting of all of the executive’s unvested stock options (and for all shares issued upon exercise of unvested options to become free of repurchase rights) if the executive’s employment is terminated by the Company without Cause or the executive resigns with Good Reason within 60 days before or 548 days after a change in control, defined to include a third party acquisition of more than 50% of the Company’s Common Stock, change in majority composition of the Company’s Board of Directors without approval by incumbent directors, sale of substantially all of the Company’s assets, reorganization of the Company resulting in at least 50% new ownership, or liquidation. The Stock Option Addenda also provide that the Company will pay an additional amount to the executive that is designed to cover any excise tax on excess parachute payments that the executive becomes obligated to pay as a result of benefits provided to the executive under the Stock Option Addendum or another agreement by or plan of the Company or any affiliate of the Company. The benefits provided to each executive under the Stock Option Addendum are contingent upon the executive’s execution and delivery to the Company of a release of claims.

Kevin Campbell Arrangements. In December 2002, the Company entered into a retention arrangement with Kevin Campbell. Pursuant to this arrangement, Mr. Campbell agreed not to resign from the Company without Good Reason (as defined in his modified employment agreement) before December 31, 2005. In addition, Mr. Campbell surrendered previously granted options to purchase 500,000 shares of the Company’s common stock and agreed to a reduction in his severance benefits. In return, the Company has made various cash payments to Mr. Campbell totaling approximately $1.6 million and granted to Mr. Campbell 550,000 shares of restricted stock. The restricted stock vests 75,000 shares on June 1, 2003; 75,000 shares on September 1, 2003; 50,000 shares on December 1, 2003; 75,000 shares on March 1, 2004; 50,000 shares on June 1, 2004; 50,000 shares on September 1, 2004; 50,000 shares on December 1, 2004; 75,000 shares on March 1, 2005; 25,000 shares on June 1, 2005; and 25,000 shares on September 1, 2005. All vesting is contingent upon Mr. Campbell’s continued employment, except that if Mr. Campbell’s employment is terminated without Cause or he resigns for Good Reason after a change in the Company’s CEO or a majority of its Board of Directors, then Mr. Campbell will be entitled to accelerated vesting of unvested shares of restricted stock equal to the lesser of (i) shares that would otherwise have vested during the one year period following such termination of employment had Mr. Campbell remained employed, or (ii) shares having a fair market value of $1.0 million as of the date of termination of employment.

Richard Jones Agreements. Mr. Jones’ offer letter provides for at-will employment with a base salary of £250,000. The offer letter provides that executive incentive compensation programs are subject to the Company’s discretion. Other benefits provided for in the offer letter include a car allowance of £12,000 per year and eligibility to participate in insurance and pension programs. The offer letter also provides severance benefits if the Company terminates Mr. Jones’s employment for a reason other than his gross misconduct, repeated failure to achieve reasonable performance standards or neglect of duties. Severance benefits consist of one year’s notice or payment of salary in lieu of notice, at the Company’s option. The offer letter also prohibits Mr. Jones from engaging in business activities that conflict with his obligations to the Company for six months following termination of his employment. Severance benefits provided to Mr. Jones under the offer letter are contingent upon his execution and delivery to the Company of a release of claims.

Mr. Jones also has a bonus agreement that provides for longevity bonus payments to Mr. Jones of £75,000, £100,000, £107,500 and £110,000 on January 30 of 2002, 2003, 2004 and 2005, respectively, provided that he is employed by the Company, and has neither given notice to terminate his employment nor received notice to terminate his employment, and that he is in compliance with his employment obligations as of each such date. The bonus agreement also provides for a special severance bonus to Mr. Jones if he is terminated by the Company without cause or misconduct and he continues to comply with all post-employment obligations to the Company until the first anniversary of the date of termination. This severance bonus begins at £75,000 if Mr. Jones is terminated before January 1, 2001 and increases in six-month increments to £400,000 if he is terminated after July 1, 2002. The bonus agreement provides that the amount of any severance bonus will be reduced by the total of all longevity bonus amounts paid or payable.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors administers compensation programs, including stock incentive plans, for the Company’s executive officers. The Company’s current executive compensation policy is to (i) provide base cash compensation at levels that are adequate to attract, retain and motivate high quality executives, (ii) pay cash incentives to the extent they are justified by performance and consistent with the Company’s financial position, and (iii) use stock options to align the interests of the Company’s executive officers with those of its stockholders, reduce reliance upon cash incentives, and give executives the opportunity to be compensated through strong Company performance. The Compensation Committee believes this approach is appropriate because the Company is relatively new and has just begun to operate profitably.

Executive Compensation Programs

The Company’s executive compensation program consists of three principal elements: base salary, cash bonus, and stock options. The Compensation Committee sets the annual base salary for executive officers based upon historical compensation levels of the executives, their past performance and expected future contributions, and generally available market compensation information for fast growth, early-stage companies.

The Company has in the past paid cash bonuses to the CEO and executive officers based upon the achievement by the Company of pre-established financial targets that are indicative of Company performance, as well as individual performance milestones for some individuals. Early in 2002, in connection with the Company’s annual budgeting and planning process, the Committee decided to suspend the cash incentive program for the Company’s executive officers for 2002. The CEO, COO, and CFO were awarded special cash bonuses early in 2002 that were based upon achievement of certain sales targets for 2001. No cash bonuses were paid to the CEO or other executive officers related to 2002 Company performance. The Committee expects to make incentive plan payments based upon Company performance in future periods, subject to various considerations including individual performance and the financial results of the Company.

As part of the Committee’s evaluation of the overall 2002 compensation plan for executive officers, the Committee authorized the issuance of a special stock option award to all executive officers in January 2002, and again to some executive officers (excluding the CEO and his direct reports) in August and/or November, 2002. The Committee considered these stock options to be appropriate to reward the Company’s executive officers for their contributions to the Company’s achievements in 2002, which included reaching profitability for the first time in the fourth quarter of 2002, a substantial increase in revenue, and achievement of significant operational milestones.

Stock options align the interests of executive officers with the interests of stockholders due to the fact that the executive can realize a gain only if the Company’s stock appreciates in value, and the Committee believes that stock options are effective at rewarding officers for contributing to appreciation in the Company’s stock price. The Committee also believes that stock options serve important motivation and retention purposes, because most of the Company’s stock options vest over four years.

In determining the amount of officers’ stock option grants, the Compensation Committee considers previous contributions of each executive, the responsibilities to be assumed in the future, appropriate incentives for the promotion of the long-term growth of the Company, the executive’s position within the Company, the amount of cash compensation paid, and generally available market compensation information. It has been the Company’s practice to fix the price of the options at the fair market value on the date of the grant, thereby making the executive’s value realized tied directly to gains realized by the stockholders.

In 2002, the Committee, in consultation with the Board of Directors, restructured the employment and compensation arrangements for the Company’s Chief Operating Officer, Kevin Campbell. Mr. Campbell agreed to remain with the Company for at least three more years, and in return received certain cash payments and a grant of 550,000 shares of restricted stock that vests quarterly over that period. The Committee determined that this was appropriate to retain Mr. Campbell’s services, which are considered to be highly valuable to the Company in an increasingly competitive HR BPO market. In connection with the grant of restricted stock, Mr. Campbell surrendered 500,000 stock options that had previously been granted to him.

Chief Executive Officer Compensation

Mr. Madden’s base salary is $450,000. Mr. Madden’s salary has been established by reference to market compensation rates for similarly experienced and skilled CEOs and in light of the Company’s relatively early stage of development; it represents a significant reduction in the compensation he earned in his prior position. This has been balanced by his equity position in the Company. In early 2002, Mr. Madden was awarded a cash bonus of $325,000 that was primarily related to achievement of certain sales targets for 2001. As discussed above, the Committee determined early in 2002 not to provide a cash incentive program to the CEO (or other executive officers) related to 2002 Company performance. The Committee did authorize the issuance of 175,000 stock options to Mr. Madden in January 2002. Mr. Madden did not receive further option awards in 2002.

During 2002, the Company (i) increased its revenue base by entering into significant long-term contracts with Prudential Financial and expanding its relationships with existing clients; (ii) achieved its goal of overall profitability in the fourth quarter of 2002; (iii) made significant progress in the build-out of its service infrastructure; and (iv) achieved key milestones in client service delivery. The Committee believes that Mr. Madden performed well in 2002 and contributed significantly to these achievements. In reviewing Mr. Madden’s compensation for 2002, the Committee concluded that the total cash paid to Mr. Madden in 2002, including his base salary and the sales related bonus, was sufficiently competitive in light of market factors, the Company’s status, and Mr. Madden’s existing equity position. Future payments of cash incentives to Mr. Madden will depend upon Mr. Madden’s performance and the Company’s financial and operating results. Mr. Madden’s principal performance objectives for 2003 include achievement of targeted revenue growth and sustained and increasing quarterly profitability.

This Report was submitted by the

Compensation Committee

J. Michael Cline, Chair

Steven A. Denning

Thomas J. Neff

REPORT OF THE AUDIT & FINANCE COMMITTEE

The Audit & Finance Committee has reviewed and discussed with the Company’s management the Company’s audited financial statements as of and for the year ended December 31, 2002.

The Audit & Finance Committee has discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Audit & Finance Committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and discussed with them their independence.

Based on the reviews and discussions referred to above, the Audit & Finance Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

This Report was submitted by the

Audit & Finance Committee

John R. Oltman, Chair

Russell P. Fradin

Michael A. Miles

Karl M. von der Heyden

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the beginning of 2002, there has not been, nor is there currently proposed, any transaction in which the Company was or will be a party in which the amount involved exceeded or will exceed $60,000 and in which any director, nominee for election as a director, executive officer, holder of more than 5% of any class of the Company’s voting securities, or any member of the immediate family or any of the foregoing persons had or will have a direct or indirect material interest, other than the agreements described in “Executive Compensation” and the transactions described below.

BP International Limited

In December 1999, the Company entered into agreements to provide human resources management services to BP International Limited and two of its affiliates. For 2002, the Company recognized approximately $104 million in revenue from these contracts. The amount of future revenues from these contracts will vary based upon a number of factors, including BP’s right to terminate the agreements for convenience and the right to terminate the agreement and/or processes for material breach or significant and repeated performance failures.

Bank of America Corporation

In October 2000, the Company sold to Bank of America Corporation 5,000,000 units, each consisting of one share of Common Stock and a warrant to buy one additional share of Common Stock. Each warrant is exercisable for three years at $11.00 per share. The purchase price for the 5,000,000 units was $55,000,000, of which $11,000,000 was paid in cash and the remainder in prepaid rent and intangible assets. Bank of America exercised warrants to purchase 2,500,000 shares of Common Stock on a net issuance basis in November 2001 resulting in an issuance of 766,078 shares.

In November 2000, the Company entered into an agreement with Bank of America Corporation to provide human resources and certain finance and accounting services. This agreement was expanded in March 2001 to cover expatriate services, and in September 2001 to cover staffing services. For 2002, the Company recognized approximately $193 million in revenue from this contract. The amount of future revenue from this contract will vary based upon a number of factors, including Bank of America’s right to terminate the agreement for convenience and the right to terminate the agreement and/or processes for material breach or significant and repeated performance failures.

Executive Loans

Pursuant to an agreement entered into with Kevin Campbell in connection with the commencement of his employment in mid-2000, the Company loaned Kevin Campbell a total of approximately $1,167,000. This loan bears interest at the applicable federal rate, but payment of interest is deferred pending forgiveness or repayment of the loan principal. On March 31, 2003, $443,410 of the outstanding balance of the loan was forgiven pursuant to Mr. Campbell’s loan agreement. Mr. Campbell’s obligation to repay the remaining loan principal and interest accrued thereon will be forgiven in two roughly equal installments on March 31, 2004 and March 31, 2005 if Mr. Campbell remains employed by the Company. If the Company terminates Mr. Campbell’s employment without cause, all amounts borrowed by Mr. Campbell, and accrued interest thereon, will be forgiven. If Mr. Campbell’s employment is terminated for any other reason, all amounts borrowed and not yet forgiven will become payable upon the Company’s demand.

Pursuant to an agreement signed in 2000, the Company loaned Richard Jones a total of £342,000 between July 2000 and August 2002. Mr. Jones has repaid approximately £159,600 of this amount, plus £10,844 in interest, and the loan balance was approximately £199,349 as of February 28, 2003. The loan balance bears interest at a rate of 6.25% per annum, compounded annually, or if higher, the official rate as declared by UK Inland Revenue. Mr. Jones is obligated to repay the balance of the loan in two roughly equal increments on January 30, 2004 and January 30, 2005. If the Company terminates Mr. Jones’ employment without cause or misconduct, all outstanding amounts drawn and accrued unpaid interest on such amounts will become payable on the first anniversary of the date of termination of employment. If the Company terminates Mr. Jones employment for cause or misconduct or if Mr. Jones resigns his employment, or upon his disability or death, all outstanding amounts drawn and accrued unpaid interest on such amounts will become payable upon the Company’s demand.

Other Related Party Transactions

The Company has entered into an indemnification agreement with each of its executive officers and directors containing provisions that require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as officers or directors, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and its stockholders.

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return on the Company’s Common Stock during the period from the Company’s initial public offering on June 2, 2000 through December 31, 2002, to the total return over such period of the Nasdaq Stock Market Index and the Nasdaq Computer & Data Processing Services Stocks Index. The Nasdaq indices are computed by the Center for Research in Securities Prices. The comparison assumes $100 was invested on June 2, 2000 in the Company’s Common Stock at the initial offering price of $10.00 per share and $100 in each of the foregoing indices and assumes reinvestment of all dividends, if any. No dividends have been declared on the Company’s common stock. The stock price performance illustrated by the following graph is not necessarily indicative of future stock price performance.

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this proxy statement or future filings made by the Company under those statutes, the Compensation Committee report, the Audit & Finance Committee report, reference to the independence of the audit committee members and the preceding stock performance graph are not deemed filed with the Securities and Exchange Commission and shall not be incorporated by reference into any such prior filings or into any future filings made by the Company under those statutes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors, and persons who beneficially own more than 10% of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership of the Company’s equity securities with the Securities and Exchange Commission. Specific due dates for these reports have been established, and the Company is required to disclose in this proxy statement any late filings during the fiscal year ended December 31, 2002. To the Company’s knowledge, based solely on its review of the copies of such reports required to be furnished to the Company during the fiscal year ended December 31, 2002, all of these reports were timely filed except for the following reports, which were filed late due to Company administrative error: one Form 4 for Kevin Campbell to report the grant of restricted common stock pursuant his employment restructuring and one Form 4 for each of the Company’s non-employee directors to report the automatic grant to those individuals of stock options concurrently with the 2002 annual meeting.

ANNUAL REPORT

The Company’s annual report to stockholders for the fiscal year ended December 31, 2002, including audited financial statements, has been mailed to stockholders concurrently with this proxy statement, but such report is not incorporated herein and is not deemed to be a part of this proxy solicitation material. Copies of the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2002 and the exhibits thereto are available from the Company without charge upon written request of a stockholder. Copies of the Form 10-K are also available on-line through the Securities and Exchange Commission at www.sec.gov.

By the order of the Board of Directors

Brian W. Copple

Secretary

Irvine, California

April 9, 2003

EXULT, INC.

2003 ANNUAL MEETING OF STOCKHOLDERS

VOTE BY MAIL

•    Mark, sign and date your proxy card.

•    Detach your proxy card.

•    Return your proxy card in the postage paid envelope provided.

ê DETACH PROXY CARD HERE ê

1. Election of four Class III Directors, to serve until the 2006 annual meeting of stockholders or until their successors are duly elected and qualified.

☐ FOR all nominees listed below (except as noted)	☐ WITHHOLD authority to vote for all nominees

Nominees: 01 J. Michael Cline, 02 Steven A. Denning, 03 James C. Madden, V, and 04 Karl M. von der Heyden

To withhold authority to vote for any individual write that nominee’ s name on the space provided below.

2. Ratification of KPMG LLP as the Company’ s independent auditors for the fiscal year ending December 31, 2003.	3. In their discretion, the proxies are authorized to vote upon such other matter or matters that may properly come before the meeting or any postponement or adjournment thereof.
☐ FOR ☐ AGAINST ☐ ABSTAIN

Please sign exactly as name appears at left. Persons signing in a fiduciary capacity (e.g. executors, administrators, trustees) should so indicate. If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.

Dated: , 2003

Signature

Signature
Please Detach Here ê You Must Detach This Portion of the Proxy Card ê Before Returning it in the Enclosed Envelope

EXULT, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 7, 2003

This Proxy is solicited on behalf of the Board of Directors of Exult, Inc.

The undersigned stockholder of Exult, Inc., a Delaware corporation, hereby acknowledges receipt of Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 9, 2003, and hereby appoints James C. Madden, V and Michael F. Henn, and each of them, proxies and attorneys-in-fact, with full power to each of substitution and resubstitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2003 Annual Meeting of Stockholders of Exult, Inc., to be held on Wednesday, May 7, 2003, at 9:00 a.m., local time, at the Sutton Place Hotel, 4500 MacArthur Blvd., Newport Beach California, and at any postponements and adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE LISTED DIRECTOR NOMINEES, FOR THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued, and to be marked, dated and signed, on the reverse side)